Exhibit 3.26

CERTIFICATE OF DESIGNATION,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Alion Science and Technology Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly vested in the Corporation’s board of directors (the “Board of Directors”) by the Corporation’s Fourth Amended and Restated Certificate of Incorporation, dated December 20, 2012 (the “Certificate of Incorporation”), the Board of Directors, by [a unanimous] [the requisite] vote of the members of the Board of Directors at a meeting held on the [•] day of [•], 2014 (the “Effective Date”), duly approved and adopted the following resolution creating one series of preferred stock:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation to provide by resolution or resolutions for the issuance of up to five million (5,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

WHEREAS, the Board of Directors desires, pursuant to such authority, to authorize and fix the terms of the Corporation’s Series A Preferred Stock and the number of shares constituting such series;

WHEREAS, the Series A Preferred Stock will be held of record by the Warrant Agent, solely in its capacity as the Warrant Agent for the benefit of all holders of the Warrants, who will have been appointed by the holders of the Warrants to act as their agent with respect to the Series A Preferred Stock in accordance with the terms of the Warrant Agreement, which Warrant Agreement is incorporated by reference into this Certificate of Designation, Powers, Preferences and Rights as if fully set forth herein; and

RESOLVED, that as of the Effective Date there be and hereby is created and authorized one series of authorized preferred stock, par value $0.01 per share, of the Corporation, with the following powers (including voting powers), designations, preferences, and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1.                                           Designation of Name and Amount.

Such series of preferred stock shall be designated the “Series A Preferred Stock” and the authorized number of shares constituting the Series A Preferred Stock shall be one (1), which shall not be subject to increase.

Section 2.                                           Rank.

The Series A Preferred Stock shall, upon liquidation, dissolution or winding up of the affairs of the Corporation, voluntarily or involuntarily (a “Liquidation”), (i) rank senior to the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and each other class or series of Equity Securities of the Corporation authorized and issued in the future that does not by its terms expressly provide that it ranks pari passu with or senior to the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Junior Securities”), (ii) rank pari passu with each class or series of Equity Securities of the Corporation issued in the future that by its terms ranks pari passu with the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Parity Securities”) and (iii) rank junior to each other class or series of Equity Securities of the Corporation issued in the future that by its terms ranks senior to the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Senior Securities”).  The respective definitions of Parity Securities, Junior Securities and Senior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Parity Securities, Junior Securities or Senior Securities, as the case may be.  At the time of the issuance of the Series A Preferred Stock, there will be no Senior Securities outstanding, no Junior Securities outstanding (other than the Common Stock) and no Parity Securities outstanding.

Section 3.                                           Dividends.

The Series A Preferred Stock shall not be entitled to receive any dividends or other distributions from the Corporation.

Section 4.                                           Conversion.

The Series A Preferred Stock shall not be convertible into any other class of equity or other securities of the Corporation.

Section 5.                                           Liquidation Preference.

In the event of a Liquidation, the Series A Preferred Stock shall be entitled to receive $10.00 (the “Liquidation Preference”).

Section 6.                                           Redemption.

(a)                                 Redemption

(i)                                     The Series A Preferred Stock shall be deemed to be automatically redeemed at a redemption price of $10.00 (the “Redemption Price”) on the date when the Warrants exercised, in whole or in part, on or prior to that date would in the aggregate have resulted, had those Warrants been exercised immediately after their issuance (whether or not the Warrants were then exercisable), in the issuance of seventy-five percent (75%) or more of the shares of Common Stock initially issuable upon exercise of all of the Warrants (whether or not the Warrants were then exercisable) (the “Redemption Date”).

(ii)                                  Within three (3) Business Days following the Redemption Date, the Corporation shall deliver, by first class mail, postage prepaid, a written notice (the “Redemption Notice”) to the Series A Holder (as such term is defined in Section 12 hereof), which notice shall state the Redemption Price, instructions with respect to the surrender of the share of the Series A Preferred Stock and the effective date of the redemption.

(iii)                               Upon surrender to the Corporation of the certificate representing the Series A Preferred Stock, duly endorsed, in the manner and at the place designated in the Redemption Notice, the Corporation shall pay the Redemption Price to the Series A Holder by certified check or wire transfer of immediately available funds.

(iv)                              Upon payment of the Redemption Price, the surrendered certificate representing the Series A Preferred Stock shall be canceled and retired, and all rights, powers and preferences of the Series A Preferred Stock shall immediately terminate and be of no further force or effect.

(b)                                 Prior to the Redemption Date, the Corporation shall have no right to redeem the Series A Preferred Stock.

(c)                                  Upon payment of the Redemption Price, the positions of the two Series A Directors (as defined below) and the seats on the Board of Directors corresponding to such positions shall immediately, and without the need for any further action, terminate and cease to exist, and such individuals then serving as the Series A Directors shall no longer constitute directors of the Corporation.

Section 7.                                           Voting Rights and Power.

(a)                                 Except as otherwise expressly provided by the DGCL, the Series A Holder shall be entitled to vote on all matters submitted to holders of the Common Stock and the holders of any other class or series of stock of the Corporation, voting generally as a single class with the holders of the Common Stock and such other classes and/or series of stock of the Corporation.  The Series A Preferred Stock shall have voting power equal to the number of shares of Common Stock or other securities issuable upon exercise of the then-outstanding Warrants (whether or not such Warrants are then exercisable), which voting power shall be exercised as a single block in accordance with the terms of the Warrant Agreement.  The Series A Holder shall be entitled to receive notice of any meeting of the holders of the Common Stock or any other any class of and/or series of holders of securities of the Corporation in accordance with the Certificate of Incorporation and the By-Laws and consistent with the notice provided to the holders of the Common Stock and any other such class and/or series of securities of the Corporation.  No holder of Warrants shall be entitled to attend any meeting of the holders of Common Stock solely by virtue of its ownership of Warrants.  The Series A Holder shall disseminate information, notices and communications to the holders of Warrants in accordance with the terms of the Warrant Agreement.

(b)                                 Series A Directors

(i)                                     The Series A Holder shall have the exclusive right to elect two (2) members of the Board of Directors (such directors are referred to as “Series A Directors”) in accordance with the terms of the Warrant Agreement.  The Series A Directors shall meet the standards for serving on the Board of Directors set forth in the Corporation’s Director Qualifications Policy.  The initial Series A Directors shall be Lawrence A. First and Daniel H. Clare, whose term of office shall be not less than three (3) years ending at the later of (a) an annual meeting of equity holders of the Corporation which shall not take place prior to the third (3rd) anniversary of the Effective Date, (b) the date on which any of their successors are duly elected and qualified by the Series A Holder, or (c) the date of such Series A Director’s resignation.

(ii)                                  A Series A Director may only be removed by the Series A Holder in accordance with the terms of the Warrant Agreement.  If for any reason a Series A Director shall resign, be unable to perform his or her duties or otherwise be removed from Board of Directors, then his or her replacement shall be an individual selected by the other Series A Director, which individual meets the standards for serving on the Board of Directors set forth in the Corporation’s Director Qualifications Policy.  If for any reason, both Series A Directors shall have resigned or both simultaneously be unable to perform their respective duties or otherwise be removed from the Board of Directors, then two Series A Director replacements shall be elected by the Series A Holder in accordance with the terms of the Warrant Agreement.

(iii)                               In the election of any other members of the Board of Directors for which the holders of Common Stock or any other class of and/or series of stock of the Corporation are entitled to vote, the Series A Holder shall be entitled to vote in such election as and in the manner set forth in Section 7(a) hereof.

(c)                                  Subject to Section 7(d) hereof, until such time as there has been both a Second Lien Term Loan Satisfaction and a Third Lien Notes Satisfaction (the “Satisfaction Date”), except in respect of any action expressly contemplated in this Certificate of Designation, neither the Corporation nor any Subsidiary shall, without the prior written approval of the Series A Holder (or, to the extent contemplated by Section 7(d) hereof, the Series A Directors):

(i)                                     make any change to the nature of their respective businesses; provided, that the Corporation and the Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business of providing services and products to Governmental Authorities and commercial customers;

(ii)                                  modify, amend, supplement or waive any provision of their Organizational Documents, including, without limitation, (a) increasing or decreasing the size of the Board of Directors or (b) establishing committees of the Board of Directors (other than the audit, compensation, nominating/governance and special committees);

(iii)                               change the Corporation’s independent auditors, fiscal year or accounting methods unless otherwise required by Applicable Law or GAAP;

(iv)                              approve the Corporation’s consolidated annual budget;

(v)                                 sell, assign, transfer, lease, encumber, impose any liens or other security interests on or otherwise dispose of any assets, properties, securities or businesses, other than (a) in the ordinary course of business consistent with past practice, (b) inventory, (c) damaged, obsolete or worn-out assets, (d) non-exclusive licenses of the intellectual property of the Corporation or any Subsidiary on arm’s length terms in the ordinary course of its business to parties who are not Affiliates of the Corporation, (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction, (f) subject to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and to the extent required by the ESOP Plan Documents or Applicable Law, in connection with the acquisition by the ESOP of Common Stock to the extent any ESOP participant has chosen to purchase Common Stock with his or her rollover, transfer or Participant Elective Deferrals, which, for the avoidance of doubt, can be at the then Current Market Value or at the immediately preceding Current Market Value, in each case as provided in and in accordance with the ESOP Plan Documents, or (g) with regard to any single transaction or series of related transactions disposing of assets with a Fair Market Value not in excess of $300,000;

(vi)                              make any acquisition of any assets, properties, securities or business, whether by merger, stock or asset purchase or otherwise, other than the acquisition of assets (but excluding assets constituting a going concern or business) in the ordinary course of business consistent with past practice;

(vii)                           make any investments other than (a) in a Subsidiary or (b) in connection with any partnership, joint venture or similar agreement or arrangement entered into in the ordinary course of business requiring an aggregate investment in excess of $5,000,000; provided, that prior to the maturity of the Unsecured Notes, the Corporation may repurchase outstanding Unsecured Notes at a price below the face amount thereof;

(viii)                        enter into any transaction or related transactions or amend any arrangement with an Affiliate of the Corporation;

(ix)                              issue, deliver, redeem or sell or enter into any contract to issue, deliver, redeem or sell (a) any of its equity interests or (b) any options, warrants, rights of conversion or other rights, agreements, arrangements, commitments or obligations to issue, deliver or sell any of its equity interests, provided, that subject to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and as required by the ESOP Plan Documents and Applicable Law, the Corporation may (I) issue Common Stock pursuant to subclause (f) of clause (v) above or as matching or profit sharing contributions at the then Current Market Value and in each case in accordance with the ESOP Plan Documents, and (II) redeem Common Stock at the then Current Market Value in connection with distributions to departing ESOP participants, requests by ESOP participants to diversify their interests, participant hardship withdrawals or participant loans (the transactions described in the foregoing clauses (I) and (II) the “Permitted ESOP Transactions”);

(x)                                 enter into any merger, consolidation or other business combination transaction;

(xi)                              make, declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, provided, that subject to the Stockholders’ Agreement and to the extent required by the ESOP Plan Documents or Applicable Law, the Corporation may make distributions and contributions to the ESOP in connection with Permitted ESOP Transactions;

(xii)                           effect any recapitalization, reclassification, stock split or like change in capitalization;

(xiii)                        authorize or make any capital expenditures involving expenditures, including maintenance, repair and replacement capital expenditures in excess of $2,500,000 in any fiscal year;

(xiv)                       enter into any contract outside the ordinary course of business in excess of $750,000 or amend, supplement or otherwise modify the terms of any such contract on terms that are not as favorable to the Corporation than the terms contained in such predecessor contract;

(xv)                          make any optional payments in respect of any indebtedness that is subordinated in priority or right of payment to the Third Lien Notes, provided, that prior to the maturity of the Unsecured Notes, the Corporation may repurchase outstanding Unsecured Notes at a price below the face amount thereof;

(xvi)                       (a) create, incur or authorize the creation or incurrence of, or issue or authorize the issuance of any indebtedness or guarantee, directly or indirectly, any indebtedness other than (x) any capital lease not requiring aggregate payments over the term of the lease in excess of $100,000 and (y) any indebtedness not prohibited by the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan and the Third Lien Notes (as in effect on the date hereof and whether or not the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan or the Third Lien Notes remain in effect at the time such approval is sought) or (b) amend, supplement or otherwise modify the terms of any indebtedness of the Corporation except to make any ministerial change or to cure any ambiguity, omission, defect or inconsistency.

(xvii)                    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)                 except as may be required by Applicable Law or as permitted pursuant to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, amend, modify, supplement or terminate any employee benefit plan, including the ESOP and ESOP Plan Documents, or entering into any contract that would constitute an employee benefit plan;

(xix)                       settle or compromise any Legal Proceeding net of insurance in excess of $500,000; or

(xx)                          approve, authorize or agree (orally or in writing) to take any of the actions identified in clauses (i) — (xix) above (collectively, the “Consent Rights”).

(d)                                 In lieu of obtaining the consent of the Series A Holder to undertake an action subject to a Consent Right, the Corporation may seek the consent of both Series A Directors if either (1) forty percent (40%) or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least five percent (5%) of the then outstanding Warrants on an as exercised basis (the “40% Threshold”) or (2) the Series A Holder, acting as Warrant Agent, receives the affirmative direction of holders of Warrants representing in excess of forty percent (40%) of the then outstanding Warrants on an as exercised basis but less than the applicable threshold of the then outstanding Warrants on an as exercised basis to permit the Series A Holder, acting as Warrant Agent, to exercise a Consent Right in accordance with the terms of the Warrant Agreement, subject to the following:

(i)                                     The Series A Directors shall have the right and it will be acknowledged and agreed that, to the fullest extent permitted by Applicable Law, it shall not be a breach of the fiduciary duties of either of the Series A Directors to refrain from making a determination whether or not to consent to any proposed action that is subject to the Consent Rights and to instruct the Corporation to seek the consent of the Series A Holder as provided in the Warrant Agreement instead.  Either of the Series A Directors may, in lieu of making a decision whether or not to consent, instruct the Corporation to seek the consent of the Series A Holder as provided in the Warrant Agreement in order to undertake an action subject to a Consent Right, except that the Series A Directors may not instruct the Corporation to seek the consent of the Series A Holder as provided in the Warrant Agreement solely with respect to actions set forth in Sections 7(c)(iv), (xiii) and (xviii) and to the extent the Series A Directors determine to refrain from making a decision whether or not to consent to actions set forth in Sections 7(c)(iv), (xiii) and (xviii), then no Consent Rights shall be required for such actions and the Corporation may take such action contemplated by that Consent Right without the consent of either the Series A Holder or the Series A Directors (it being understood that this permission shall not apply to future actions which are subject to Consent Rights).

(ii)                                  If there is only one Series A Director in office at the time the Corporation is permitted under the terms of the Warrant Agreement to obtain the consent of the Series A Directors in lieu of obtaining the consent of the Series A Holder, that Series A Director can act alone in making the determinations set forth in clause (i) above and can alone render and effect any action contemplated by Section 9(b) hereof.

(iii)                               If there are no Series A Directors in office at the time the Corporation is permitted under the terms of the Warrant Agreement to obtain the consent of the Series A Directors in lieu of obtaining the consent of the Series A Holder and no Series A Directors have been in office for a continuous period of at least thirty (30) Business Days prior to that time, the Corporation may take the action referred to above that was subject to a Consent Right, or take an action contemplated by Section 9(b) hereof, without the consent of either the Series A Holder or the Series A Directors (it being understood that this permission shall not apply to future actions which are subject to Consent Rights or contemplated by Section 9(b) from and after the date that one or more Series A Directors are in office).

(e)                                  Subject to Section 7(d) hereof, following the Satisfaction Date and except in respect of any action expressly contemplated in this Certificate of Designation, neither the Corporation nor any Subsidiary shall, without the prior written approval of the Series A Holder, given in accordance with the terms of the Warrant Agreement (or, to the extent contemplated by Section 7(d) hereof, the Series A Directors), take any of the actions set forth in Section 7(c)(i), (ii), (vi), (vii), (viii), (ix), (x), or (xvi) hereof.

Section 8.                                           Sale Process

(a)                                 In the event that the Third Lien Note Satisfaction has not occurred on or before April 30, 2015, the Series A Holder may, in accordance with the terms of the Warrant Agreement, at any time instruct the Corporation to initiate a process (a “Sale Process”) for a sale of all of the Equity Securities of the Corporation (by merger, consolidation, sale of stock or otherwise) or of all or substantially all of the assets of the Corporation and its Subsidiaries to a Person that is not an Affiliate of the Corporation (a “Sale”).  The Series A Holder shall provide its instruction to the Corporation to commence a Sale Process in writing (a “Sale Instruction”), and such instruction shall become effective immediately upon the Corporation’s receipt thereof.

(b)                                 Upon receipt of a Sale Instruction, the Corporation shall, at its sole cost and expense, immediately engage in a Sale Process. The Corporation shall take all reasonable actions requested by the Requesting Warrant Holders to carry out a Sale Process, at the Corporation’s sole cost and expense, including, without limitation, engaging a nationally recognized investment banking firm having experience in the industry in which the Corporation is engaged to assist the Corporation in the Sale Process (subject to the approval of the Requesting Warrant Holders, in their sole discretion).  The terms of the investment banking firm’s engagement will include, among other things, assisting the Corporation in providing confidential information to prospective purchasers, selecting a winning bidder (if the Sale Process is structured as an auction) and negotiating the requisite documentation.  The Corporation shall consult and cooperate with the Requesting Warrant Holders in connection with the Sale Process, with any documentation entered into in connection with the Sale Process being reasonably acceptable to the Requesting Warrant Holders.  The Corporation shall use commercially reasonable efforts to effectuate in good faith a Sale pursuant to the Sale Process on a timely basis (it being understood that the Corporation does not guaranty to any Person that the Corporation will effectuate a Sale pursuant to the Sales Process).  The Corporation shall be responsible for the payment of all legal fees, financial advisory fees, and the reimbursement of out of pocket expenses of the Series A Holder and one legal counsel and one financial advisor designated by the Requesting Warrant Holders in the Sale Instruction or another writing to the Corporation and all other costs and expenses associated with the Sale Process (including with respect to the Corporation’s legal and financial advisors).

Section 9.                                           Board of Directors.

(a)                                 So long as the Series A Preferred Stock remains outstanding, the Board of Directors shall consist of nine (9) directors, to be comprised as follows:

(i)                                     two (2) Series A Directors (to be elected as provided in Section 7(b) hereof); and

(ii)                                  seven (7) other directors who shall be elected by the holders of the Common Stock, the Series A Holder and the other classes and/or series of stock of the Corporation pursuant to Section 7(b)(iii) hereof, voting together as a single class.

(b)                                 Each committee of the Board of Directors shall include at least one (1) of the Series A Directors; provided, however, that both Series A Directors shall serve on the compensation committee of the Board of Directors.  The charter for the compensation committee of the Board of Directors and any applicable Organizational Documents shall provide that the sole and absolute discretion and power to increase the compensation of any of the officers, employees or directors of the Corporation or the Subsidiaries with total annual compensation in excess of $300,000, to increase the total annual compensation of any of the officers, employees or directors of the Corporation or the Subsidiaries to an amount in excess of $300,000, to hire any officer or employee of the Corporation or the Subsidiaries with total annual compensation in excess of $300,000, or to provide any newly appointed or elected director of the Corporation or the Subsidiaries with a total annual compensation in excess of $300,000 shall be reserved for the compensation committee of the Board of Directors and that such actions shall require the affirmative consent of both Series A Directors.

(c)                                  For so long as the Series A Preferred Stock is outstanding, the Corporation shall be required to have one (1) member of the Board of Directors that is an independent director, who: (i) shall not be a Series A Director; (ii) shall, in the reasonable judgment of the Board of Directors, (I) meet the requirements of an independent director under Section 303A.02 of the New York Stock Exchange Listed Company Manual as in effect on the Effective Date and (II) not be an Affiliate of any creditor of the Corporation or any Subsidiary or any holder of Common Stock; and (iii) shall be mutually acceptable to the Corporation and the Series A Holder (the “Independent Director”).  The vote of an Independent Director shall be required for the Corporation to take a Bankruptcy Action with respect to itself or any Subsidiary.  The initial Independent Director shall be Leslie Armitage.

Section 10.                                    Competition and Corporate Opportunities; Renouncement.

(a)                                 None of (i) the Series A Holder and its Affiliates nor (ii) the Series A Directors and their Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by Applicable Law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates is engaged or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by Applicable Law, no Identified Person shall be liable to the Corporation or its equity holders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by Applicable Law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any potential matter, transaction or interest that is presented to, or acquired, developed or created by an Identified Person which may be a corporate opportunity for an Identified Person and the

Corporation or any of its Affiliates (a “Relevant Corporate Opportunity”), except as provided in Section 10(b) hereof.  Subject to Section 10(b) hereof, in the event that any Identified Person acquires knowledge of a Relevant Corporate Opportunity, such Identified Person shall, to the fullest extent permitted by Applicable Law, have no duty to communicate or offer such Relevant Corporate Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by Applicable Law, shall not be liable to the Corporation or its equity holders or to any Affiliate of the Corporation for breach of any fiduciary duty as an equity holder or a director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Relevant Corporate Opportunity for itself, herself or himself, or offers or directs such Relevant Corporate Opportunity to another Person.  To the fullest extent permitted by Applicable Law, the Corporation hereby waives any claim against any Identified Person, and agrees to indemnify all Identified Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could in any way limit any Identified Person from pursuing or engaging in any Relevant Corporate Opportunity.

(b)                                 The Corporation does not renounce its interest in any Relevant Corporate Opportunity presented to any Series A Director if such Relevant Corporate Opportunity is expressly presented to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10(a) hereof shall not apply to any such Relevant Corporate Opportunity.

Section 11.                                    Transfer Restrictions.

No sale, exchange, transfer, assignment, mortgage, pledge, hypothecation or other disposition of the Series A Preferred Stock may be made, provided, however, that the Series A Holder may transfer the Series A Preferred Stock to a successor Warrant Agent under the terms of the Warrant Agreement.

Section 12.                                    Certain Definitions.

The following terms shall have the following respective meanings herein:

“40% Threshold” has the meaning assigned to it in Section 6(a)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that notwithstanding the foregoing, neither the Series A Holder or its Affiliates (solely by reason of the Series A Holder being the record owner of the Series A Preferred Stock) nor the Supporting Noteholders or any of their respective Affiliates shall be deemed to be Affiliates of the Corporation.

“Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule or regulation (including rules and regulations of self-regulatory organizations).

“Bankruptcy Action” means to file any petition, pleading or other paper commencing a bankruptcy, insolvency, or reorganization case or proceeding, to institute a case or proceeding under any applicable bankruptcy, insolvency, or reorganization law respecting the Corporation or any Subsidiary, to seek any relief for the Corporation or any Subsidiary under any law relating to relief from debts or the protection of debtors, to institute a case or proceeding to have the Corporation or any Subsidiary be adjudicated bankrupt or insolvent, or consent to the institution of a bankruptcy, insolvency, or reorganization case or proceeding against the Corporation or any Subsidiary or file a petition, pleading or other paper seeking, or consenting to, reorganization or relief with respect to the Corporation or any Subsidiary under any Applicable Law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any Subsidiary or a substantial part of the Corporation or any Subsidiary’s property, or make any assignment for the benefit of creditors of the Corporation or any Subsidiary, or admit in writing the Corporation or any Subsidiary’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.  For purposes of clarity, as used in this paragraph, “law” includes any federal, state, and foreign law, and “Bankruptcy Action” includes, without limitation, to file or cause to be filed a petition commencing a case under title 11 of the United States Code.

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by Applicable Law or regulation to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, dated as of March 2010.

“Certificate of Designation” means this certificate of the designations, powers, preferences and rights of the Series A Preferred Stock.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Common Stock” has the meaning assigned to it in Section 2 hereof.

“Corporation” has the meaning assigned to it in the introductory paragraph.

“Current Market Value” has the meaning assigned to it in the ESOP Plan Documents.

“DGCL” has the meaning assigned to it in the introductory paragraph.

“Equity Securities” means the Corporation’s capital stock.

“Effective Date” has the meaning assigned to it in the introductory paragraph.

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Corporation and as in effect as of the date hereof and as may be amended in a manner permitted by the Stockholders Agreement, and subject to the Consent Rights, any successor plan or other plan that is intended to constitute an employee stock ownership plan within the meaning of Section 4975(e) of the United States Tax Code.

“ESOP Plan Documents” means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect as of the date hereof and as may be amended in a manner permitted by the Stockholders Agreement.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

“First Lien Term Loan” means the $300,000,000 term loan governed by that certain First Lien Term Loan Agreement, dated as of the date hereof, by and between the Corporation and [•].

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

“Indentified Person” has the meaning assigned to it in Section 10(a) hereof.

“Indentified Persons” has the meaning assigned to it in Section 10(a) hereof.

“Independent Director” has the meaning assigned to it in Section 9(c) hereof.

“Junior Securities” has the meaning assigned to it in Section 2 hereof.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or claim by or before a Governmental Authority.

“Liquidation” has the meaning assigned to it in Section 2 hereof.

“Liquidation Preference” has the meaning assigned to it in Section 5 hereof.

“Organizational Documents” means the Certificate of Incorporation, the By-Laws, this Certificate of Designation and any other charter, by-laws, limited liability company agreements or other governing documents or corporate governance documents of the Corporation or any of the Subsidiaries, as applicable.

“Parity Securities” has the meaning assigned to it in Section 2 hereof.

“Participant Elective Deferrals” has the meaning assigned to it in the ESOP Plan Documents.

“Permitted ESOP Transactions” has the meaning assigned to it in Section 7(c)(ix) hereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Redemption Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Redemption Notice” has the meaning assigned to it in Section 6(a)(i) hereof.

“Redemption Price” has the meaning assigned to it in Section 6(a)(i) hereof.

“Relevant Corporate Opportunity” has the meaning assigned to it in Section 10(a) hereof.

“Requesting Warrant Holders” means the holders of Warrants that provided a valid direction to the Series A Holder to provide a Sale Instruction in accordance with the terms of the Warrant Agreement, and any Persons who acquire Warrants from such holders after the date on which such direction was given.

“Revolving Credit Facility” means the $[•] credit facility made available to the Corporation under that certain Revolving Credit Agreement, dated as of the date hereof, by and between the Corporation and Wells Fargo Bank, N.A.

“Sale” has the meaning assigned to it in Section 8(a) hereof.

“Sale Instruction” has the meaning assigned to it in Section 8(a) hereof.

“Sale Process” has the meaning assigned to it in Section 8(a) hereof.

“Satisfaction Date” has the meaning assigned to it in Section 7(c) hereof.

“Second Lien Term Loan” means the $50,000,000 term loan governed by that certain Second Lien Term Loan Agreement, dated as of the date hereof, by and between the Corporation and ASOF II Investments LLC.

“Second Lien Term Loan Satisfaction” means the indefeasible repayment in full, in cash, including all accrued interest and any premium due thereon, of the Second Lien Term Loan.

“Senior Securities” has the meaning assigned to it in Section 2 hereof.

“Series A Directors” has the meaning assigned to it in Section 7(b)(i) hereof.

“Series A Holder” means the Person in whose name the Series A Preferred Stock is recorded in the Corporation’s stock books as the owner thereof.

“Series A Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Stockholders’ Agreement” means that certain Alion Science and Technology Corporation Stockholders’ Agreement, dated as of the date hereof, as amended from time to time in accordance with the terms thereof.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Corporation.

“Supporting Noteholders” means ASOF II Investments, LLC, a Delaware limited liability company, and Phoenix Investment Adviser, LLC, a Delaware limited liability company.

“Third Lien Notes” means the Corporation’s senior secured third lien notes (the “Third Lien Notes”) issued pursuant to that certain Indenture, dated as of the date hereof, by and between the Corporation and Wilmington Trust, National Association, as trustee.

“Third Lien Note Satisfaction” means the indefeasible repayment in full, in cash, including all accrued interest and any premium due thereon, of the Third Lien Notes.

“Unsecured Notes” means the 10 ¼% Senior Notes due 2015 of the Corporation issued pursuant to that certain Indenture, dated as of February 8, 2007, among the Corporation, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Warrants” means, collectively, the warrants issued pursuant to the Warrant Agreement.

“Warrant Agent” means Wilmington Trust, National Association, together with its successors and assigns, in its capacity as Warrant Agent under the Warrant Agreement.

“Warrant Agreement” means that certain warrant agreement, dated as of the date hereof, by and between the Corporation and Wilmington Trust, National Association, as Warrant Agent, as amended from time to time in accordance with the terms thereof.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Bahman Atefi, its Chief Executive Officer, this [•] day of [•], 2014.

By:
	Name:	Bahman Atefi
	Title:	Chief Executive Officer